     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1999


                                                      REGISTRATION NO. 333-79671
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                BIO-PLEXUS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  CONNECTICUT
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   06-1211921
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                               129 RESERVOIR ROAD
                           VERNON, CONNECTICUT 06066
                                 (860) 870-6112
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               RICHARD L. HIGGINS

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                BIO-PLEXUS, INC.
                               129 RESERVOIR ROAD
                           VERNON, CONNECTICUT 06066
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                            WALTER W. SIMMERS, ESQ.
                               PEPE & HAZARD LLP
                                 GOODWIN SQUARE
                               225 ASYLUM STREET
                        HARTFORD, CONNECTICUT 06103-4302
                            ------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


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                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF              AMOUNT TO             OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
   SECURITIES TO BE REGISTERED        BE REGISTERED(1)          PER SHARE(2)               PRICE            REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, without par
value............................        3,500,000                 $5.75                $20,125,000                $5,595
---------------------------------------------------------------------------------------------------------------------------------
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



(1) Represents shares issuable upon conversion of debentures (and interest accrued thereon) in the original aggregate principal amount of $2,500,000 and 500,000 shares issuable upon exercise of warrants issued by the registrant to certain institutional investors in a private placement transaction. See "Selling Stockholders" for a description of certain assumptions made by the registrant to determine the number of shares of common stock to be registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, any additional shares of common stock issued as a result of stock splits or stock dividends which occur during this offering are deemed to be registered herewith.



(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices for the registrant's common stock on the Nasdaq SmallCap Market on May 25, 1999, and the maximum aggregate offering price of $20,125,000 is the product of $5.75 and the number of shares of the registrant's common stock being registered hereby.



(3) Registration fees were paid with the original filing on Form S-3, Registration No. 333-79671, on May 28, 1999.

                            ------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 30, 1999



PROSPECTUS



                                BIO-PLEXUS, INC.


                                3,500,000 SHARES


                                  COMMON STOCK


                            ------------------------


OVERVIEW



We are registering for resale up to 3,500,000 shares of our common stock by certain stockholders. See "Selling Stockholders." The actual number of shares of common stock offered for resale by this prospectus will be determined by formulae found in certain of our convertible debentures, warrants, and a related registration rights agreement held by the selling stockholders. See "Selling Stockholders." We will not receive any proceeds from the resale of these shares by the selling stockholders.



METHODS OF SALE



The selling stockholders have not engaged an underwriter to sell the shares. However, the selling stockholders may offer the shares to purchasers in transactions taking place on the Nasdaq SmallCap Market, in negotiated transactions, through the writing of options on the shares, or any combination of such methods of sale.



OFFERING PRICES



The prices at which the shares will be sold will be determined at the time of sale by the selling stockholders. The shares will be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The selling stockholders may sell these shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers, or both.



OFFERED SECURITIES



Our common stock is traded on the Nasdaq SmallCap Market under the symbol "BPLX." On July 27, 1999, the last sale price of the common stock as reported on the SmallCap Market of the National Association of Securities Dealers Automated Quotation System was $4.03125 per share.



AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



             The date of this prospectus is                , 1999.

                                BIO-PLEXUS, INC.

                               TABLE OF CONTENTS


SUMMARY.....................................................    1
RISK FACTORS................................................    2
DESCRIPTION OF THE BUSINESS.................................   10
RECENT DEVELOPMENTS.........................................   10
DESCRIPTION OF THE CAPITAL STOCK............................   11
DETERMINATION OF OFFERING PRICE.............................   12
USE OF PROCEEDS.............................................   12
DILUTION....................................................   13
SELLING STOCKHOLDERS........................................   13
PLAN OF DISTRIBUTION........................................   15
LEGAL MATTERS...............................................   17
EXPERTS.....................................................   17
WHERE YOU CAN OBTAIN MORE INFORMATION.......................   17
INCORPORATION BY REFERENCE OF CERTAIN INFORMATION...........   17

                                    SUMMARY



This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that you should consider before investing in the common stock. You should read the entire prospectus carefully. In particular, you should read the section entitled "Risk Factors," which explains that your investment in shares of our common stock involves a high degree of risk. You should also review carefully the risks and uncertainties identified in our other SEC filings such as our Form 10-K for the fiscal year ended December 31, 1998.



In this prospectus, "Bio-Plexus," "we," "us," and "our" refer to Bio-Plexus,
Inc.



                                  THE COMPANY



We are engaged principally in the design, development and manufacture of safety medical products used by healthcare professionals. Our initial products have been safety blood collection needles and related accessory products that are marketed under the Punctur-Guard(R) and Drop-It(R) trade names. The safety blood collection needle utilizes a patented technology that greatly reduces the risk of accidental needlesticks by internally blunting the needle prior to removal from the patient. To date, our primary focus has been:



- the design, development, testing and evaluation of our safety blood collection needle;



- the design and development of the molds, machinery and systems used to manufacture the blood collection needle; and



- the development of strategic partnerships with major healthcare companies in order to assist with the development and expansion of our product lines.



Bio-Plexus was incorporated under the laws of the State of Connecticut in September 1987. Our executive offices and manufacturing facility are located at 129 Reservoir Road, Vernon, Connecticut 06066, and our telephone number is (860) 870-6112.



                                  THE OFFERING



Common Stock:



     Offered by the selling stockholders....................   3,500,000 common shares
     Outstanding at July 27, 1999...........................  13,540,748 common shares
     Total after the offering...............................  17,040,748 common shares



Offering Price................   The public offering price of the common stock
                                 offered pursuant to this prospectus will be determined at the time of sale. See "Selling
                                 Stockholders" and "Plan of Distribution."



Use of Proceeds...............   We will not receive any proceeds from the sale
                                 of the common stock by the selling
                                 stockholders. We will receive proceeds when the warrants are exercised. See "Use of Proceeds."



Risk Factors..................   Investing in our common stock is highly risky.
                                 You should be able to bear a complete loss of your investment. See "Risk Factors."



Dividends.....................   We have no plans to issue dividends on the
                                 common stock in the foreseeable future. See
                                 "Risk Factors."

                                  RISK FACTORS


You should consider carefully the following risk factors, as well as the other information contained in this prospectus, in evaluating an investment in the common stock of Bio-Plexus. An investment in the shares of common stock offered by this prospectus involves a high degree of risk. The risks described below and elsewhere in this prospectus are not intended to be an exhaustive list, but merely identify certain risks that are now foreseen by us. These risk factors should be read in conjunction with the public disclosure documents which are incorporated in this prospectus by reference.


                         RISKS INHERENT TO OUR COMPANY

WE HAVE HAD OPERATING LOSSES SINCE WE WERE INCORPORATED IN 1987.


We have experienced annual operating losses and negative operating cash flow since our incorporation in 1987. For the six months ended June 30, 1999, we had a net loss of $1,036,000. As of June 30, 1999, we had an accumulated deficit of approximately $64 million. There can be no assurance that we will be profitable in the future.


OUR ABILITY TO BECOME PROFITABLE DEPENDS IN PART UPON OUR CAPACITY TO ACHIEVE GREATER MARKET PENETRATION FOR OUR PRODUCTS.


Sales of our products are currently significantly below the levels required to achieve profitability. We need to increase the number of hospitals using our products, and are currently focusing our primary efforts in those areas of the country, including California, Tennessee and Texas, where new laws mandate the use of safety products. Increasing sales volume will depend on our ability to:



- increase our sales and marketing activities and expand our marketing staff;



- expand our product sales overseas by adding new distributors in foreign countries;



- introduce new products;



- increase the number of group purchasing organizations who use our products;



- increase the number of domestic distributors who carry our products;



- compete effectively against current and future competitors; and



- establish new, or expand existing, marketing agreements with strategic partners.



OUR ABILITY TO BECOME PROFITABLE ALSO DEPENDS IN PART UPON THE RECEIPT OF ADDITIONAL WORKING CAPITAL TO FUND OPERATIONS AND DEVELOP AND LAUNCH NEW PRODUCTS.



Until we become profitable, we will need to raise additional working capital to fund operations and develop and launch new products. The amount of such future funds will vary based upon a number of factors, including:



- the level of sales of current products,



- revenue from strategic partners,



- the cost of developing and introducing new products,



- the time required to launch new products,



- the market acceptance of new products when launched, and



- changes in our business plan.

Such funds may not be available or may not be available on terms acceptable to us. Furthermore, Bio-Plexus shareholders could be diluted if additional shares of capital stock are issued as consideration for such funds.


IT IS UNCERTAIN WHETHER THE MEDICAL DEVICE MARKET WILL ACCEPT OUR PRODUCTS IN SUFFICIENT QUANTITIES TO ALLOW US TO BECOME PROFITABLE.


The use of safety medical products, including safety needles, is relatively new. Although the market for needles is large and safety needle legislation has passed in several states including, California, Tennessee and Texas, actual sales of our products may be much less than the market's potential. The higher cost of safety medical products, including our safety needle, may be an impediment to full market acceptance. To date, safety needles represent a small percentage of total market share, compared to standard needles. There can be no assurance that our products will achieve full market acceptance. Market acceptance of our products will depend in large part upon our ability to demonstrate:



- the operational advantages of our blood collection needle (e.g., ease-of-use, limited training required, similarity to standard products);


- the safety advantages of our blood collection needle (e.g. Punctur-Guard blood collection needles reduced the rate of accidental needlesticks among healthcare workers by 76%, the highest rate of any device studied, in a Centers for Disease Control study); and


- the cost effectiveness of our blood collection needle compared to both standard and other safety needles.


BECAUSE WE ARE SIGNIFICANTLY SMALLER THAN THE MAJORITY OF OUR NATIONAL COMPETITORS, WE MAY LACK THE FINANCIAL RESOURCES TO CAPTURE INCREASED MARKET SHARE.


The blood collection needle market is highly competitive. The leading manufacturers of standard needles are Becton-Dickinson and Company and Sherwood Medical Company, Inc., a subsidiary of Tyco International. Becton-Dickinson, as well as numerous other smaller companies, also manufacture safety devices that use plastic sleeves or shields to cover the needle. Our safety needles compete with both standard and safety needles. We believe that the Punctur-Guard(R) blood collection needle is superior in design, quality and convenience of use to all other safety needles on the market today and can compete effectively against safety and standard needles. However, there can be no assurance that our products will be able to compete successfully with the products of these other companies for the following reasons:


- many of our competitors have longer operating histories and are substantially larger, better financed and better situated in the market than us;

- some of these larger competitors have the potential marketing advantage of being able to offer multiple products to our current or prospective customers;

- such competitors may use their economic strength or market position to influence the market;

- one or more of these competitors could also improve their current products or develop new products which may compete more effectively with our products;

- new competitors may arise and may develop products which compete with our products; and

- new technologies may arise which could lower or eliminate the demand for our products.

OUR FUTURE SUCCESS MAY DEPEND UPON THE FINANCIAL RESOURCES AND MARKET PENETRATION OF STRATEGIC PARTNERS.


Our future success may depend in part on our ability to secure strategic partners for the development, manufacture and marketing of our products. These agreements may help provide working capital to develop and manufacture our products and marketing channels to sell our products. From the latter part of 1996 to the present, we have focused our efforts on establishing joint venture agreements on one or more of our major product lines. We are currently negotiating with other potential strategic partners. However, we are not certain that we will be able to secure additional strategic partnerships for our products on terms favorable to us.



BECAUSE WE ARE DEPENDENT ON A SINGLE TECHNOLOGY, WE ARE VULNERABLE TO SUPERIOR COMPETING PRODUCTS OR NEW TECHNOLOGIES THAT COULD MAKE OUR PRODUCT OBSOLETE.


Our strategy is to develop a series of safety needles and related products based upon our patented internal blunting cannula structure. This narrow focus on a particular product line and technology makes us vulnerable to the development of superior competing products and changes in technology which could eliminate the need for our products. While we believe there will be no significant change in the need for, or the desirability of, our products in the foreseeable future, there can be no assurance that such changes will not occur.

WE ARE DEPENDENT ON CONTINUED RESEARCH AND DEVELOPMENT TO CREATE NEW PRODUCTS USING THE SINGLE TECHNOLOGY.

Our ability to continue to develop additional applications and products using our patented internal blunting cannula structure may be important to the longer-term success of Bio-Plexus. The investment of significant additional capital or other resources may be required to meet these continuing challenges. There can be no assurance that any of such applications or products will be developed or, if developed, that they will be successful. There can be no assurance that the development of future products will be completed, that clinical trials of such products, when and if undertaken, will be successful, or that there will be a significant demand for such products if development is completed.

WE ARE DEPENDENT UPON PATENTS AND PROPRIETARY RIGHTS TO PROTECT THE INTELLECTUAL PROPERTY WHICH FORMS THE BASIS OF OUR LIMITED PRODUCT LINE. THE LOSS OF, OR A DISPUTE REGARDING, OUR INTELLECTUAL PROPERTY RIGHTS WOULD NEGATIVELY IMPACT OUR BUSINESS.


Our future success depends in part on our ability to maintain the proprietary nature of our technology through a combination of patents and other intellectual property protection devices. We have been granted three patents in the United States and in a number of foreign countries, and have pending applications for our self-blunting safety needle in the United States and in a number of foreign countries. Although we believe such patents will be sufficient to protect the structure and design of our current and proposed products, there are additional concerns:



- There can be no assurance that the protection provided by such patents will be broad enough to prevent competitors from introducing similar devices or that such patents, if challenged, will be upheld by the courts of any jurisdiction.



- Patent infringement litigation, either to enforce our patents or defend us from patent infringement suits, would be expensive, and if it occurs, could divert our resources from other planned uses.



- Any adverse outcome in such litigation could similarly deplete our resources and tarnish our reputation.



- Patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures which differ from those in the United States. Patent protection in such countries may be different from patent protection provided by U.S. laws and may not be as favorable to us.


We also attempt to protect our proprietary information by limiting access to our facilities and by requiring the execution of a confidentiality agreement by any person (including contractors and Bio-Plexus employees) receiving proprietary information. There can be no assurance that our program of patent protection, confidentiality agreements and restricted access to our facilities will be sufficient to protect our proprietary technology from competitors nor whether we will be able to secure patents on any future products.

OUR SUCCESS DEPENDS UPON OUR RETAINING KEY PERSONNEL.

We believe that our ability to successfully implement our business strategy and to operate profitably depends to a significant degree upon the skills, experience, and continued contributions of our executive officers and certain marketing and technical people, some of whom may be difficult to replace. We are particularly dependent upon the efforts and abilities of Richard L. Higgins, our President, and Thomas K. Sutton, our Executive Vice President. We would be adversely affected if Messrs. Higgins and Sutton or any of our other key personnel became unable or unwilling to continue in their present positions. We do not have employment agreements with either Messrs. Higgins or Sutton and therefore cannot assure you that the services of such personnel will continue to be available to us. We do not maintain key man life insurance policies on our executives that would adequately compensate us for any loss of services of such executives.


BECAUSE WE ARE NOT ABLE TO PREDICT SALES IN THE FUTURE, AMONG OTHER FACTORS, OUR PERIODIC RESULTS FLUCTUATE.


We have experienced significant quarterly fluctuations in operating results and anticipate that such fluctuations may occur in the future. Quarterly revenues depend on the volume and timing of orders received during the quarter, which are difficult to forecast. We generally ships orders as received and, as a result, typically have little or no backlog. In addition, a number of other factors may cause our operating results to fluctuate, including:

- one-time payments or periodic payments from our strategic partners;

- the market acceptance of our current and new products;

- the passage of safety needle legislation;

- increased competition;

- the size, timing and recognition of revenue from significant orders;

- engineering and development requirements;


- changes in pricing policies or those of our competitors; and



- the timing and nature of expenses.


BECAUSE OF VARIOUS FACTORS INCLUDING, FLUCTUATIONS IN OPERATING RESULTS, THE PRICE OF OUR COMMON STOCK HAS EXPERIENCED VOLATILE MOVEMENTS.


The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of the publicly traded Bio-Plexus common stock, similar to that of the common stock of other bio-technology companies, may be highly volatile. For example, as of July 27, 1999, the 52 week high on our common stock was $6.875 and the 52 week low was $1.563. Factors which may have a significant effect on the market price of our common stock and may cause it to fluctuate dramatically include:


- fluctuations in our operating results,

- changes in actual earnings or in earnings estimates by analysts,

- government regulation,


- general conditions in the medical products and healthcare markets,


- recessionary cycles,

- changing interest rates,

- our announcements of technological developments,

- our competitors' announcements of technological developments, and

- other events largely outside our control.

BECAUSE WE ARE DEPENDENT UPON SINGLE SUPPLIERS FOR MAJOR COMPONENTS OF OUR PRODUCTS, WE ARE VULNERABLE TO PRODUCTION DISRUPTIONS, INCREASED PRICES AND UNFAVORABLE EXCHANGE RATE FLUCTUATIONS.


We purchase our needle cannula from a single supplier located in a foreign country. In addition, certain other components of our blood collection needles are each manufactured by separate single major suppliers. We own or otherwise control the molds used by such suppliers to manufacture the component parts of our needles and could establish alternative manufacturing arrangements if necessary. However, some of these components have lead times of several months, and changes in suppliers would disrupt production schedules. We are also subject to the risks of both increased supplier prices and unfavorable exchange rate fluctuations. Recently, we have not experienced any significant cost increases as a result of these risks.



THE INABILITY TO CONTINUE TO LIST OUR SHARES ON THE NASDAQ STOCK MARKET WOULD ADVERSELY AFFECT OUR STOCK PRICE AND THE MARKET FOR OUR SHARES.



Although our common stock is traded on the Nasdaq SmallCap Market, there is no assurance that the common stock will continue to be included in such market, or that an active market for such stock will exist. The requirements for continued listing on the Nasdaq SmallCap Market include that we maintain net assets of at least $2.0 million. As of March 31, 1999 we were in compliance with such requirements. However, additional funding sources may be necessary to maintain the Nasdaq minimum net asset requirements. The delisting of our stock from the Nasdaq SmallCap Market could cause disruption in trading of the common stock and impede any potential future financing.



                  RISKS RELATED TO THE NATURE OF OUR BUSINESS


AS A MANUFACTURER OF MEDICAL DEVICES, WE ARE SUBJECT TO CERTAIN PRODUCT LIABILITY EXPOSURE.

As a manufacturer and seller of medical devices, specifically including safety needles, we face an inherent business risk of exposure to product liability claims in the event of product failure or claim of harm caused by product operation. Product failure could result in injury to the patient or loss of blood and could expose healthcare workers to the risk of bloodborne pathogens. We are not aware of any claim against us based upon the use or the failure of Bio-Plexus blood collection needles. However, there can be no assurance that material product liability losses will not occur in the future. In addition, if any of our products prove to be defective, we may be required to recall such products. Bio-Plexus maintains product liability insurance against any such claims in amounts we believe to be adequate. There can be no assurance that if we are found liable, the claim will not exceed the limits of our insurance. There is also no assurance that we will be able to continue to obtain product liability insurance on acceptable terms or at all.


During the fourth quarter of 1998, we recalled some of our blood collection needle products due to mislabeling pertaining to the shelf-life of these products manufactured during the latter part of 1996 and in 1997. The final number of units associated with the recall is approximately 2,300,000 units, of which 1,600,000 units were located at foreign distributors. Replacement product was shipped to customers or credit was granted towards future product shipments. The total estimated cost of the product is approximately $390,000, and was recorded as cost of goods sold expense in 1998 with a corresponding short-term liability recorded on our balance sheet for any product that had not been replaced as of December 31, 1998. Any future product replacement or credit given towards future purchases will be offset against this liability in future periods.



WE ARE SUBJECT TO CERTAIN STATUTORY ANTI-TAKEOVER PROVISIONS WHICH COULD INHIBIT A CHANGE OF CONTROL OF BIO-PLEXUS.



We are subject to the Connecticut Business Corporation Act which contains provisions regulating business combinations which may be viewed as having anti-takeover effects. Business combinations are generally defined to include mergers, asset sales, certain types of stock issuances and other transactions resulting in a disproportionate financial benefit to an interested shareholder. An interested shareholder is generally defined as an owner of 10% or more of the outstanding voting power of the Bio-Plexus stock. Because there is no preferred stock outstanding as of the date of this prospectus, all voting power in Bio-Plexus presently resides in its common stock. In general, the provisions of the Connecticut Act:



- prohibit Bio-Plexus from engaging in a business combination with an interested shareholder, unless the combination satisfies certain requirements or is approved by the affirmative vote of at least 80% of the voting power and two-thirds of the voting power, other than stock held by the interested shareholder or its affiliates or associates;



- prohibit any such business combination with an interested shareholder for a period of five years after the time the person became an interested shareholder unless the combination is approved in a prescribed manner; and



- require that any action of the Bio-Plexus stockholders taken by written consent without a meeting must be unanimous.


OUR OPERATIONS MAY BE NEGATIVELY IMPACTED BY NEW GOVERNMENT REGULATIONS.


Government regulation is a significant factor in the development and marketing of our products and in our ongoing manufacturing and research and development activities. Our blood collection needle is a Class II device under the regulatory structure of the Federal Food, Drug, and Cosmetic Act which is administered by the United States Food and Drug Administration. We are free to market and sell the Punctur-Guard(R) blood collection needle in the United States subject to ongoing regulatory controls by the FDA, including the following:



- We must adhere to certain "Good Manufacturing Practices" regulations which include validation testing, quality assurance, quality control and documentation procedures.



- Our facilities are subject to periodic inspections.



- Performance standards may be adopted for blood collection needles which our product would then be required to meet. Failure to meet those standards would require us to discontinue the marketing of the product.



- Since the FDA continually regulates and inspects medical devices and their manufacture, any actual or potential product failure could result in the imposition of administrative or judicial sanctions, including product recall.



- We cannot predict the time period in which the FDA will act on new product submittals. FDA action may take longer than we anticipate, affecting product introductions.



- Future regulations could impose great limitations and controls on our products.



- There is no assurance that FDA approval for a particular product will be granted.



Distribution of our products in countries other than the United States may be subject to foreign regulation. There can be no assurance that we will be able to obtain the approvals necessary to market our products outside of the United States.



                         RISKS RELATED TO THE OFFERING


YOU MAY INCUR SUBSTANTIAL IMMEDIATE DILUTION IN THE NET BOOK VALUE PER SHARE OF THE SHARES YOU PURCHASE.

Upon completion of this offering, you may incur substantial immediate dilution in the net book value per share of common stock you purchase compared to the offering price for such shares. Furthermore, if all of the shares registered by this prospectus are sold, the dilution could be significantly greater. See "Dilution" for more information.

OUR STOCK PRICE MAY DROP DUE TO THE SALE OF A LARGE NUMBER OF OUR SHARES UPON CONVERSION OF THE DEBENTURES AND EXERCISE OF THE WARRANTS.


Depending upon the date on which the debentures are converted, the number of shares to be issued under the debentures to the selling stockholders could represent a significant percentage of the outstanding shares of common stock. As of July 27, 1999, 13,540,748 of our authorized 25,000,000 shares of common stock are issued and outstanding. We cannot predict the effect that future sales of such common stock or the sale of shares of common stock after this offering in the public market will have on the market price of the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could materially adversely affect the market price of the Bio-Plexus common stock.



The actual number of shares of stock to be issued upon conversion of the debentures will vary inversely with the market price of the common stock. Theoretically, there is no limit on the amount of stock we may issue. However, the terms of the debentures limit the aggregate amounts to less than 20% of the shares outstanding on the date the debentures were issued unless a greater amount is approved by our stockholders or Nasdaq. Nevertheless, in the event of a severe drop in our stock price, this aggregate amount may be sufficient to cause a change of control of Bio-Plexus.



VIRTUALLY ALL OF OUR SHARES WILL BE ELIGIBLE FOR SALE AFTER THIS OFFERING, WHICH COULD RESULT IN A DECLINE IN OUR STOCK PRICE.



If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.



Excluding warrants held by the selling stockholders, as of July 27, 1999, warrants to purchase 1,016,649 shares of common stock at prices ranging from $6.00 to $12.00 and options to purchase 444,233 shares of common stock at prices ranging from $2.75 to $7.75 were outstanding. Shares acquired upon exercise of these warrants and options will be eligible for sale in the public market from time to time subject to vesting. The possible sale of a significant number of these shares in the future may cause the price of our common stock to decline.


THE BOARD OF DIRECTORS IS AUTHORIZED TO ISSUE 3,000,000 SHARES OF PREFERRED STOCK, WITHOUT STOCKHOLDER APPROVAL, AND DETERMINE THE RIGHTS AND PREFERENCES WHICH COULD BE SENIOR TO THE COMMON STOCK.


We are authorized to issue 3,000,000 shares of preferred with rights and preferences established by our Board of Directors. There are no such shares presently outstanding, however, we have traditionally used preferred stock to effectuate venture capital financing. If we issue this "blank check" preferred stock, it could adversely affect holders of common stock. These effects could include the following:


- if dividends on the preferred stock have not been made, dividends on our common stock may be restricted;

- to the extent the preferred stock has voting rights, the voting rights of our common stock will be diluted;

- if holders of preferred stock are entitled to preferred dividends or liquidation preferences, the amount of earnings and assets available for distribution to holders of our common stock may be reduced;

- our issuance of preferred stock could decrease the market price of our common stock; and

- our issuance of preferred stock may have the effect of delaying or preventing a change in control.


THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING FUTURE EVENTS OR PERFORMANCE, ACTUAL RESULTS MAY DIFFER MATERIALLY.

We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "estimate," "intend," "plan," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described (or that they will happen at all). You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties. The above risk factors describe some, but not all, of the factors that could cause these differences.

                          DESCRIPTION OF THE BUSINESS



We are engaged principally in the design, development and manufacture of safety medical products used by healthcare professionals. Our initial products have been safety blood collection needles and related accessory products that are marketed under the Punctur-Guard(R) and Drop-It(R) trade names.



The safety blood collection needle utilizes a patented technology that greatly reduces the risk of accidental needlesticks by internally blunting the needle prior to removal from the patient. Our primary focus has been the design, development, testing and evaluation of our safety blood collection needle, and the design and development of the molds, machinery and systems used to manufacture the blood collection needle. More recently, we have focused our efforts on developing strategic partnerships with major healthcare companies in order to assist with the development and expansion of our product lines.



The Bio-Plexus Punctur-Guard(R) blood collection needle is a patented safety needle which reduces the risk of accidental needle sticks through a self-blunting mechanism. The Punctur-Guard(R) needle is the only safety needle on the market which is activated prior to its removal from the patient, eliminating exposure to a contaminated needle. We manufacture and sell three varieties of safety blood collection needles, two types of needle holders and a needle disposal container. The blood collection needle is similar in appearance, size, performance and general operation to standard blood collection needles, and works with substantially all standard blood collection accessories. The blood collection needle assembly consists of a mechanically activated, hollow, internal cannula with a blunt end, called a blunting member, placed within a blood collection needle. The blunting member advances through the needle by applied mechanical pressure. When the needle is inserted into the patient, the blunting member is in its retracted position. Prior to removing the needle from the patient, the operator applies slight additional forward force to the blood collection tube, allowing the blunting member to advance forward and lock into place beyond the needle's tip. The blunting member does not cause any additional patient discomfort, and because it is hollow, fluids flow through the needle in the same manner as through standard blood collection needles.



In addition to our blood collection needles, we manufacture needle holders and needle disposal containers. The Drop-It(R) product line consists of the Drop-It(R) Quick Release Needle Holder and Drop-It(R) Needle Disposal Container. These products are designed to work in conjunction with the blood collection needle to increase the ease-of-use for the healthcare professional. The needle holder features simple one-handed disposal of a needle, with a push button for quick release. The needle can also be automatically released when used with the Drop-It(R) Needle Disposal Container. The Drop-It(R) Needle Disposal Container is a one-quart, tray-mountable container. The container offers fast, one handed needle disposal with push button or automatic release when used with a Drop-It(R) Quick Release Needle Holder. It offers temporary and permanent locking tabs, is injection molded for uniform thickness, and meets OSHA Standards for needle disposal containers. We have also developed and manufacture a standard needle holder which can be used with both Punctur-Guard(R) and standard blood collection needles.



                              RECENT DEVELOPMENTS



RESULTS OF OPERATIONS AND FINANCIAL CONDITION FOR THREE MONTHS ENDED JUNE 30,
1999



Total revenues for the three months ended June 30, 1999 were $1,433,000 compared to $2,339,000 for same period a year ago. Net losses were $1,039,000 for the second quarter compared to $143,000 for the same period a year ago.



Operating results for the three months ended June 30, 1999 reflect gains in both product sales and operating margins, as well as reductions in total operating costs and expenses compared to the same periods a year ago.



The results for the quarter also reflect a decrease of $1,222,000 in service revenue on various engineering projects compared to the same period a year ago.

We believe we will need additional working capital to fund operations for the balance of 1999, exclusive of funds needed to develop and launch new products. Funds needed to support our working capital needs for the balance of 1999 will come from current cash on-hand, cash generated from operations, and current commitments from outside sources.



                        DESCRIPTION OF THE CAPITAL STOCK



Our certificate of incorporation authorizes us to issue, without stockholder approval, 3,000,000 shares of preferred stock, without par value, and up to 25,000,000 shares of our common stock, without par value. As of the date of this prospectus, no shares of preferred stock are outstanding. After completion of this offering 17,040,748 shares of common stock will be issued and outstanding assuming we do not issue additional shares of capital stock prior to such closing. The outstanding shares of common stock are, and the shares offered in this offering, when issued, will be fully paid and non-assessable.



COMMON STOCK



Holders of common stock are entitled to one vote for each share held by them on all matters submitted to the stockholders for action. Holders of common stock have a right to vote as a separate class on certain matters including, among others:



- a merger or consolidation of Bio-Plexus,



- a sale of all or substantially all of our assets, and



- amendments to the certificate of incorporation which affect certain rights and preferences of the class.



On all other matters including, among others, the election of directors, all stockholders vote together as a single class. Holders do not have preemptive rights, so we may issue additional shares that may reduce each holder's voting and financial interest in our company. Cumulative voting does not apply in the election of our directors, so holders of a simple majority of the shares voted at a meeting at which a quorum is present can elect all of the directors to be elected at that meeting. The right of holders of our common stock to receive dividends may be restricted by the terms of any shares of our preferred stock issued in the future. If we were to liquidate, dissolve, or wind up our affairs, holders of common stock would share proportionally in our assets that remain after payment of all of our debts and obligations and after any liquidation payments with respect to preferred stock.



PREFERRED STOCK



We are authorized to issue shares of preferred stock in one or more series, which can have rights senior to those of our common stock. Our Board of Directors may determine the preferences, limitations and relative rights of the class of preferred stock and any series of the class, which may include:



- number of shares;



- powers;



- designation;



- dividend rights;



- dividend rate;



- conversion rights;



- voting rights;



- rights and terms of redemption (including sinking fund provisions);



- redemption price or prices;



- liquidation and other preferences; and

- other special rights.



                        DETERMINATION OF OFFERING PRICE



The offering price of the shares will be determined at the time of sale by the selling stockholders. The selling stockholders have advised us that they may offer the shares of common stock registered under this prospectus to purchasers from time to time at:



- fixed prices that may be changed;



- market prices prevailing at the time of the resale;



- prices related to such market prices; or



- negotiated prices.


                                USE OF PROCEEDS


The proceeds from the sale of the shares are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares from the selling stockholders. However, we will receive certain cash consideration if any of the selling stockholders exercises its respective warrant. We intend to use any cash proceeds that we receive from exercise of the warrants for working capital purposes. We will pay all of the costs of the registration of the shares of common stock registered under this prospectus (other than selling commissions). See "Selling Stockholders" for additional information.

                                    DILUTION



Upon completion of this offering, purchasers in this offering may incur substantial immediate dilution in the net book value per share of their common stock, compared to the purchase price thereof. Furthermore, if all of the shares registered by this prospectus are sold, the dilution could be significantly greater.



We had a net tangible book value of $3,333,000 or $.25 per share of common stock, as of March 31, 1999. Net tangible book value is equal to total tangible assets, less total liabilities, less redeemable common stock warrants, divided by the number of shares of common stock outstanding. The pro forma net tangible book value would be $5,833,000 or $.35 per share after giving effect to the financing transaction. This amount represents an immediate increase in the net tangible book value of $.10 per share to existing shareholders, and an immediate dilution of net tangible book value of $3.68 per share to purchasers of common stock in the offering. The following table illustrates this dilution per share (excluding the effects of common stock equivalents such as in the money warrants and options):



                                                                          FMV AT
                                                                       JULY 27, 1999
                                                                       -------------
Assumed public offering price per share.....................               $4.03
Net tangible book value per share at March 31, 1999.........  $0.25
Increase attributable to sale of shares offered hereby......  $0.10
                                                              -----
Adjusted tangible net book per share after the Offering.....                0.35
                                                                           -----
Dilution per share to investors purchasing the shares
  offered hereby............................................               $3.68
                                                                           =====



                              SELLING STOCKHOLDERS



We are registering all 3,500,000 shares covered by this prospectus on behalf of the selling stockholders named in the table below. We issued all of the shares to the selling stockholders in a private placement. On of April 21, 1999, we negotiated a private placement offering of up to $4,500,000 aggregate principal amount 6% Convertible Debentures due 2004. Pursuant to a subscription agreement dated as of April 27, 1998, the selling stockholders agreed to initially purchase $2,500,000 aggregate principal amount of the debentures.



The debentures accrue interest at the rate of 6.0% per annum, payable quarterly in arrears, and the interest is payable either in cash or in the issuance of additional debentures, at our option. The debentures are convertible at any time at the option of the selling stockholders into shares of our common stock at an initial conversion rate of $3.06 per share. The debentures may be wholly or partially redeemed at our option for an amount not to exceed 130% of the face value plus accrued and unpaid interest at any time after the date they were issued. Bio-Plexus and the selling stockholders have limited put and call options, respectively, for the additional $2,000,000 of debentures. The private placement also included the sale by us of a warrant to purchase 500,000 shares of common stock at an exercise price of $3.38.



We entered into a registration rights agreement with the selling stockholders in connection with the initial sale of the debentures and warrants. Pursuant to that agreement, we have agreed to register with the SEC the shares of common stock underlying the debentures and warrants for resale by the selling stockholders. We have also agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of:



- three years from the effective date;



- the date on which the shares covered by this prospectus have been sold; or



- the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

This prospectus is part of the registration statement on Form S-3 (Registration No. 333-79671) which registers up to 3,500,000 shares of the common stock for resale by the selling stockholders. Such shares represent:



- 816,993 shares of common stock to be issued upon the conversion of $2,500,000 original aggregate principal amount of the debentures;



- an additional indeterminate amount of shares of common stock that may be issued as interest accrued on the debentures;



- 500,000 shares of common stock to be issued upon the exercise of the warrants; and



- additional shares of common stock that may be issued as a result of adjustments to the debentures and warrants in amounts agreed upon between us and the selling stockholders.



The actual number of shares to be issued upon conversion of the debentures or as interest on the debentures cannot be calculated until conversion of the debentures. This is because such numbers are based on a conversion price that is equal to the lesser of:



- a "Fixed Conversion Price" of initially $3.06 per share and subject to adjustments, or



- a "Floating Conversion Price" calculated based on the average of the five lowest closing prices during the thirty-five trading days preceding the date of conversion.



The number of shares to be issued upon such conversion will vary inversely with the market price of the common stock. In addition, both the debentures and warrants are subject to anti-dilution adjustments. There are also several limitations on the number of shares we are required to issue upon conversion of the debentures:



- We are not required to issue more than a number of shares of common stock equal to 19.99% of the number of shares of common stock outstanding on the date the debentures were issued unless a greater amount is approved by our stockholders or Nasdaq.



- No holder of debentures covered by this prospectus can convert them if the conversion would cause that holder to beneficially own more than 5% of our common stock (other than shares deemed to be beneficially owned through the conversion right in the debentures owned by such selling stockholder, except upon 61 days prior notice to us).



- For the first 30,000 shares of our common stock traded on Nasdaq on any conversion date, the holders of the debentures may only convert the debentures into shares of common stock equal to 25% of our trading volume on Nasdaq.



For purposes of estimating the number of shares of common stock included in this prospectus, we have determined by agreement with the selling stockholders to register that number of shares which represent 200% of the shares to be issued upon conversion of the debentures and exercise of the warrants on the closing date of the April offering (April 21, 1999) or the date the registration statement was initially filed with the SEC (May 28, 1999), whichever produces the greatest number of securities to be registered. We calculated the number of shares to be issued upon conversion of the debentures based on an assumed conversion price of $2.00 per share, which represents the Floating Conversion Price in effect on April 21, 1999. The actual number of shares of common stock to be issued upon conversion of the debentures could be materially more or less than the number of shares registered. However, if our estimate proves to be too low, the additional shares must be registered with the SEC on a new registration statement.



The following table sets forth information with respect to the selling stockholders, the shares of common stock beneficially owned by the selling stockholders as of May 28, 1999, and the shares of common stock to be issued upon conversion of the debentures and exercise of the warrants, which shares we have agreed to register for resale by the selling stockholders. For purposes of this table, we have assumed conversion of all of the debentures, exercise of all the warrants, sale of all of the shares of common stock registered under this prospectus, and no shares held by the selling stockholders after this offering. Except as otherwise disclosed in this prospectus, the selling stockholders neither have nor within the past three years had any position, office or other material relationship with Bio-Plexus or any of our affiliates. We cannot estimate the number of shares that will be held by the selling shareholders after such sales because the selling stockholders may offer all or a portion of the shares of common stock registered pursuant to this prospectus.



                                                   NUMBER OF SHARES
                                                     OWNED BEFORE      PERCENTAGE    NUMBER OF SHARES
NAME OF SELLING STOCKHOLDER(1)                         OFFERING         OF CLASS      OFFERED HEREBY
------------------------------                     ----------------    ----------    ----------------
Leonardo, L.P....................................      368,758            2.7%           980,000
c/o Angelo Gordon & Co., L.P.(2)
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

AG Super Fund International Partners, L.P........       52,680              *            140,000
c/o Angelo Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

Ramius Fund, Ltd.................................      131,699              1%           350,000
c/o Angelo Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

GAM Arbitrage Investments, Inc...................       52,680              *            140,000
c/o Angelo Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

Raphael, L.P.....................................       52,680              *            140,000
c/o Angelo Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

AGR Halifax Fund, Ltd............................      658,497            4.6%         1,750,000
c/o Ramius Capital Group, LLC
757 Third Avenue, 27th Floor
New York, NY 10017
Attn: Jeffrey M. Solomon


---------------

 *  Indicates less than 1 percent.



(1) These selling stockholders are affiliated with broker-dealers. However, these shares were purchased by the named investment funds and not by their affiliated broker-dealers. The securities were purchased for investment by the identified funds and not with a view to a distribution.



(2) Angelo, Gordon & Co., L.P. is the trading manager of Leonardo, L.P., GAM Arbitrage Investments, Inc., AG Super Fund International Partners, L.P., Raphael, L.P. and Ramius, L.P. and consequently has voting control and investment discretion over securities held by these entities.

                              PLAN OF DISTRIBUTION

The selling stockholders have advised us that they may offer the shares of common stock registered under this prospectus to purchasers from time to time:


- in transactions in the Nasdaq SmallCap Market System;



- in negotiated transactions; or



- by a combination of these methods.



As of the date of this prospectus, the selling stockholders have not entered into any underwriting arrangements. The selling stockholders may sell the shares registered under this prospectus to or through:


- ordinary brokers' transactions;

- transactions involving cross or block trades or otherwise on the Nasdaq SmallCap Market;

- purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

- "at the market" to or through market makers or into an existing market for our common stock;

- in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

- through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

- in privately negotiated transactions;

- to cover short sales; or

- any combination of the foregoing.


From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock registered under this prospectus. The pledgees, secured parties or persons to whom such shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders under this prospectus. Once transferred, pledged, donated or assigned by the selling stockholders, the number of shares of common stock registered under this prospectus will decrease. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders under this prospectus. In addition, a selling stockholder may, from time to time, sell short shares of common stock. In such instances, this prospectus may be delivered in connection with such short sales and the shares of common stock offered hereby may be used to cover such short sales.



A selling stockholder may enter into hedging transactions with broker-dealers. Broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders including, in connection with distributions of the common stock by the broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock registered under this prospectus to the broker-dealers, who then may resell or otherwise transfer these shares. A selling stockholder also may loan or pledge the shares of common stock registered under this prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.



Broker-dealers, underwriters or agents participating in the distribution of the shares of common stock registered under this prospectus as agents may receive compensation. Such compensation may be in the form of commissions, discounts or concessions from the selling stockholders and purchasers of the common stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of the shares of common stock under this prospectus may be deemed to be "underwriters" within the meaning of the

Securities Act of 1933. Any commissions they receive and proceeds of any sale of the shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any of the selling stockholders can presently estimate the amount of this compensation. We know of no existing arrangements between any of the selling stockholders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares registered under this prospectus.



We will pay substantially all of the expenses relating to the registration, offer and sale of the shares of common stock registered under this prospectus to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling stockholders and certain related persons against any losses, claims, damages or liabilities under the Securities Act or otherwise that arise out of, or are based upon, any untrue or alleged untrue statement of a material fact or the omission or alleged omission in stating a material fact under this registration statement or prospectus. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.


                                 LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for our company by Pepe & Hazard LLP, Hartford, Connecticut.

                                    EXPERTS

The audited financial statements included in this prospectus have been audited by various independent accountants. The firms and periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

                     WHERE YOU CAN OBTAIN MORE INFORMATION


We are required to follow the reporting requirements of the Securities Exchange Act of 1934. To comply with these requirements, we file a number of reports, including annual and quarterly reports, proxy statements, information statements and other information with the SEC. You may inspect and copy any of this information that we have filed with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, IL 60661-2511. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. You also may obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You also may inspect such reports, proxy statements, information statements and other information concerning us at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. You also may access the materials that we file electronically with the SEC at the SEC's website (http://www.sec.gov).



We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, because certain parts are omitted in accordance with the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to such exhibit for a more complete description of the matter involved.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


The SEC allows us to "incorporate by reference" the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any information we file with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus and encourage you to read the following documents that we have filed with the SEC (File No. 0-24128) pursuant to the requirements of the Securities Exchange Act of 1934:



- Our Annual Report on Form 10-K for the year ended December 31, 1998;



- Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;



- Our Current Report on Form 8-K dated April 30, 1999;



- Our definitive Proxy Statement on Schedule 14-A filed on June 18, 1999;



- All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, prior to termination of the offering of the shares of our common stock for resale as described in this prospectus. We also incorporate by reference as part of this prospectus and encourage you to read all reports and other documents that we have filed (or will file) with the SEC under the Securities Exchange Act, that are after the date of this prospectus and before the termination of the offering.



You should understand that, if any statement contained in a report or document that is incorporated by reference in this prospectus is supplemented, modified or superseded, then the later filed report or document will supplement, modify or supersede the statements contained in this prospectus.



You may request a copy of these documents (excluding exhibits unless specifically incorporated by reference in such documents), at no cost, by writing or telephoning us at 129 Reservoir Road, Vernon, Connecticut 06066 (860) 870-6112.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated cumulative expenses of this registration of shares of common stock for resale by the selling stockholders, all of which are to be paid by the registrant in connection with the issuance and distribution of the shares being registered, are estimated as follows:

                                                              AMOUNT
                                                              -------
Registration Fee -- SEC.....................................  $ 5,595(1)
Nasdaq SmallCap Market Listing Fee..........................    7,500
Accounting Fees and Expenses................................   10,000*
Legal Fees and Expenses (including Blue Sky)................   20,000*
Printing and engraving expenses.............................    5,000*
Miscellaneous...............................................    2,000*
Total.......................................................  $50,095

---------------
 *  Estimated

(1) Registration fee paid upon the initial filing of this registration statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


We maintain directors' and officers' liability insurance with policy limits which are reasonable and customary for our industry. The policy covers losses caused by the directors and officers in their capacity as such arising from, among other things:



     - claims of breach of duty,



     - neglect,



     - error,



     - alleged misstatement,



     - misleading statement, and



     - omission.



Payment for loss would be made to or on our behalf where we are required or permitted to indemnify directors or officers for covered losses pursuant to:



     - statutory or common law,



     - our certificate of incorporation,



     - our bylaws, or



     - by agreement.


The policy provides for retentions at various limits.


We incorporate by reference Sections 33-771, 33-772, 33-774 and 33-776 of the Connecticut Business Corporation Act as follows:


CONNECTICUT BUSINESS CORPORATION ACT SECTION 33-771 PROVIDES IN PART:

     (a) Except as provided in subsection (d) of this section, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) He conducted himself in good faith; and (2) he reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (B) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (B) of subdivision (2) of subsection (a) of this section.

     (c) The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (d) A corporation may not indemnify a director under this section: (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

CONNECTICUT BUSINESS CORPORATION ACT SECTION 33-772 PROVIDES:

Unless limited by its certificate of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

CONNECTICUT BUSINESS CORPORATION ACT SECTION 33-774 PROVIDES:

Unless a corporation's certificate of incorporation provides otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:
(1) The director is entitled to mandatory indemnification under section 33-772, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or (2) the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in section 33-771 or was adjudged liable as described in subsection (d) of said section, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

CONNECTICUT BUSINESS CORPORATION ACT SECTION 33-776 PROVIDES IN PART:

Unless a corporation's certificate of incorporation provides otherwise:

     (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under section 33-772, and is entitled to apply for court-ordered indemnification under section 33-774, in each case to the same extent as a director.

     (3) Notwithstanding subdivision (4) of this section, a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by contract, its certificate of incorporation, bylaws, or general or specific action of its board of directors, each of which may delegate to its general counsel or other specified officer or officers the ability to authorize such indemnification and the responsibility to determine whether any conditions to such indemnification or advance of expenses have been established.


ARTICLE IX OF OUR BYLAWS PROVIDES:


The Corporation shall indemnify shareholders, directors, officers, employees and agents of the Corporation to the maximum extent permitted by the Stock Corporation Act of the State of Connecticut. Expenses of a party which may be indemnifiable under the Stock Corporation Act incurred in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding as authorized by the

Board of Directors upon agreement of the eligible party to repay such amount if he is later found not entitled to be indemnified by the Corporation under the Stock Corporation Act.


Effective January 1, 1997, the Stock Corporation Act of the State of Connecticut was been repealed, superseded by the Business Corporation Act of the State of Connecticut.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

See Exhibit Index included immediately preceding the Exhibits to this registration statement, which is incorporated herein by reference.


ITEM 17.  UNDERTAKINGS.  Bio-Plexus hereby undertakes:


(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;


     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in this registration statement.


(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. Bio-Plexus hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employer benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Bio-Plexus pursuant to the indemnification provisions described herein, or otherwise, Bio-Plexus has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Bio-Plexus of expenses incurred or paid by a director, officer or controlling person of Bio-Plexus in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, Bio-Plexus will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, Bio-Plexus certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vernon, Connecticut on the 30th day of July 1999.


                                          BIO-PLEXUS, INC.

                                          By:    /s/ RICHARD L. HIGGINS


                                            ------------------------------------
                                                     Richard L. Higgins

                                                       President and
                                                  Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----

             /s/ RICHARD L. HIGGINS               President, Chief Executive Officer and  July 30, 1999
------------------------------------------------    Director (Principal Executive
               Richard L. Higgins                   Officer)

             /s/ KIMBERLEY A. CADY                Vice President and Chief Financial      July 30, 1999
------------------------------------------------    Officer (Principal Financial Officer
               Kimberley A. Cady                    and Principal Accounting Officer)

                /s/ DAVID HIMICK                  Director                                July 30, 1999
------------------------------------------------
                  David Himick

                /s/ HERMAN GROSS                  Director                                July 30, 1999
------------------------------------------------
                  Herman Gross

              /s/ RICHARD RIBAKOVE                Director                                July 30, 1999
------------------------------------------------
                Richard Ribakove

                                 EXHIBIT INDEX

 NO.                           DESCRIPTION
 ---                           -----------
 1.1   Form of Underwriting Agreement between Advest, Inc. and the
       Company(1)
 1.2   Form of Advest, Inc. Warrant(1)
 1.3   Form of Advest, Inc. Registration Rights Agreement(1)
 1.4   Form of Underwriting Agreement among Advest, Inc. as
       representative of the several underwriters named therein and the Company(2)
 3.1   Certificate of Incorporation of the Company, as amended(3)
 3.2   Bylaws of the Company, as amended(4)
 4.1   Loan Agreement, dated January 7, 1992, between the Company and CII(1)
 4.2   Loan Agreement dated July 27, 1993, between the Company and the CDA(1)
 4.3   Form of Unsecured Term Notes with Detachable Warrants to
       Purchase Common Stock(5)
 4.4   Loan Agreement, dated March 7, 1995, between the Company and the CDA(6)
 4.4a  Letter agreement dated March 31, 1997 between the Company and CDA(7)
 4.5   Promissory Note, dated October 28, 1994, between the Company and Victor and Margaret DeMattia(6)
 4.6   Offshore Convertible Securities Subscription Agreement dated
       January 30, 1997 between the Company and Shepherd
       Investments International Ltd., as amended by Letter
       agreement dated March 25, 1997, and as further amended by
       Letter agreement dated April 16, 1997(7)
 4.6a  Letter agreement between the Company and Ronald A. Haverl and Carl R. Sahi regarding voting of Class A Common Stock(8)
 5.1   Opinion of Pepe & Hazard LLP, Hartford, Connecticut(12)
10.1   Lease, dated March 7, 1989, between the Company and T&S
       Limited Partnership, as amended(1)
10.2   Royalty Agreement, dated November 6, 1989, between the
       Company and CII, as amended(1)
10.3   Master Lease Agreement, dated April 30, 1993, between the
       Company and Aberlyn Capital Management and its Affiliate,
       Aberlyn(1)
10.4   Purchase and Sale Agreement, as amended, for 129 Reservoir
       Road, Vernon, Connecticut, dated October 28, 1994, between the Company and Victor and Margaret DeMattia(6)
10.5   Lease, dated March 11, 1994, between the Company and Thomas
       D. Buccino d/b/a The Mill Works(1)
10.6   Marketing and Distribution Agreement dated March 16, 1995, between the Company and Allegiance(9)
10.7   1991 Long-Term Incentive Plan(9)
10.8   Stock Warrant granted by the Company to Ronald A. Haverl(9)
10.9   Stock Warrant granted by the Company to Carl R. Sahi(9)
10.10  Stock Warrant granted by the Company to Ronald A. Haverl(9)
10.11  Stock Warrant granted by the Company to Carl R. Sahi(9)
10.12  Master Equipment Lease Agreement dated as of March 8, 1995, between the Company and Financing for Science International,
       Inc.(10)
10.13  1995 Non-Employee Directors' Stock Option Plan(10)
10.14  Note and Warrant Purchase Agreement, Form of Private
       Placement Note, Security Agreement, and Form of Warrant(10)
10.15  Letter Agreement with Aberlyn Capital Management Limited
       Partnership(10)
10.16  Employment Agreement dated January 13, 1997 between the
       Company and Lucio Improta(7)

 NO.                           DESCRIPTION
 ---                           -----------
10.17  Term Sheet dated August 1, 1997 describing arrangement between the Company and Ronald Haverl(11)
10.18  Development and License Agreement dated January 28, 1997 by and between the Company and Johnson & Johnson Medical,
       Inc.(3)
10.19  Supply Agreement dated January 28, 1997 by and between the
       Company and Johnson & Johnson Medical, Inc.(3)
10.20  Term Promissory Note issued to Carl R. Sahi(3)
10.21  Warrant for shares of common stock issued to Carl R. Sahi(3)
10.22  Subscription Agreement by and among the Company and the
       Selling Stockholders(12)
10.23  Form of Debenture granted by the Company to the Selling
       Stockholders(12)
10.24  Form of Warrant granted by the Company to the Selling
       Stockholders(12)
10.25  Registration Rights Agreement by and among the Company and the Selling Stockholders(12)
23.1   Consent of Mahoney Sabol & Company, LLP(12)
23.2   Consent of PricewaterhouseCoopers LLP(12)
23.3   Consent of Pepe & Hazard LLP (included in Exhibit 5.1)(12)

---------------
 (1) Incorporated by reference to the similarly described exhibits filed in connection with the Registrant's registration statement on Form S-1 filed on April 1, 1994 (File No. 33-77202).

 (2) Incorporated by reference to the similarly described exhibit filed in connection with Registrant's Amendment No. 2 to the registration statement on Form S-1 filed on September 15, 1995 (File No. 33-95554).

 (3) Incorporated by reference to the similarly described exhibits included with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 0-24128).

 (4) Incorporated by reference to the similarly described exhibit included with the Registrant's Annual Report on Form 10-K filed on April 13, 1998 (File No. 0-24128).

 (5) Incorporated by reference to the similarly described exhibit filed in connection with the Registrant's registration statement on Form S-1 filed on April 1, 1994 (File No. 33-77202).

 (6) Incorporated by reference to the similarly described exhibits included with the Registrant's Annual Report on Form 10-K filed on March 30, 1995 (File No. 0-24128).

 (7) Incorporated by reference to the similarly described exhibits included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended on March 31, 1997 (File No. 0-24128).

 (8) Incorporated by reference to the similarly described exhibit included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended on June 30, 1997 (File No. 0-24128).

 (9) Incorporated by reference to the similarly described exhibits included with the Registrant's Amendment No. 2 to Annual Report on Form 10-K filed on June 30, 1995 (File No. 0-24128).

(10) Incorporated by reference to the similarly described exhibits included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended on June 30, 1995 (File No. 0-24128).

(11) Incorporated by reference to the similarly described exhibit included with the Registrant's Annual Report on Form 10-K/A filed on April 30, 1998 (File No. 0-24128).

(12) Filed with this Registration Statement.